UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2021

Dakota Territory Resource Corp.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-50191 (Commission File Number)	80-0942566 (IRS Employer Identification No.)

141 Glendale Drive, Lead, South Dakota (Address of principal executive offices)		57754 (Zip Code)

Registrant’s telephone number, including area code: (605) 717-2450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 1, 2021, Chris Mathers resigned as Chief Financial Officer of Dakota Territory Resource Corp. (the “Company” or “Dakota Territory”). Mr. Mathers indicated to the Company that his decision to resign was not due to any disagreement with the Company or concerns relating to the Company's operations, policies, or practices.

Dakota Territory issued a press release regarding Mr. Mather’s resignation and the matters referred to in Item 5.02(c) below, a copy of which is attached as Exhibit 99.1 hereto.

(c) On June 1, 2021, the board of directors of the Company appointed Shawn Campbell as Chief Financial Officer of the Company.

The biography of Mr. Campbell is set forth below:

Mr. Campbell has over 15 years of progressively senior experience in project and operations financial management obtained via professional practice, capital markets and industry experience. Mr. Campbell most recently served as the Chief Financial Officer of GT Gold Corp. and before that with Goldcorp Inc in various roles, including the Head of Investor Relations and the Head of Finance for Canada and US. He holds a Bachelor of Commerce Degree (Distinction) from the University of Victoria, and a Diploma in Accounting (DAP) from the University of British Columbia. He is a Chartered Professional Accountant (CPA, CA) and a CFA Charter Holder.

The Company entered into an employment agreement with Mr. Campbell (the “Employment Agreement”), pursuant to which agreement he will receive an annual base salary of C$250,000 and a grant of certain stock options and restricted share units. Pursuant to the terms and conditions of the Employment Agreement, Mr. Campbell will be eligible (i) to receive an annual bonus based upon attaining certain performance criteria set by the board of directors of the Company and (ii) to participate in the Company’s securities based compensation plans, with the award of any grants being at the discretion of the board. Pursuant to the terms and conditions of the Employment Agreement, if the Company terminates Mr. Campbell without cause, then Mr. Campbell will be entitled to receive a lump-sum payment equal to: (i) the then current base fee and pro-rated estimated annual bonus payment for the year of termination earned to the termination date; (ii) payment in lieu of notice in an amount equivalent to: (a) if the Employment Agreement is terminated by the Company 3 months prior to, or within 12 months following, a change in control of the Company: (1) 1.5 times Mr. Campbell’s then current base annual fee and (2) 1.5 times an annual bonus deemed to be 75% of Mr. Campbell’s then current base annual fee; or (b) in any other circumstance: (1) 1.5 times Mr. Campbell’s then current base annual fee and (2) 1.5 times an annual bonus deemed to be 75% of Mr. Campbell’s then current base annual fee.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to our next Annual Report on Form 10-K.

There are no family relationships between Mr. Campbell and any of the Company’s directors or other executive officers and Mr. Campbell is not a party to any transactions set forth in Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated June 1, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAKOTA TERRITORY RESOURCE CORP

(Registrant)

Date: June 1, 2021

By:   /s/ Jonathan T. Awde

Name:Jonathan T. Awde

Title:President and Chief Executive Officer